EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-130487, 333-110194, and 333-17295 on Form S-8 of our reports dated August 14, 2013, relating to the consolidated financial statements of Electro Rent Corporation, and the effectiveness of Electro Rent Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Electro Rent Corporation for the year ended May 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

August 14, 2013